Exhibit 99.4

THIS DEED is made by way of deed poll the 19th day of September 2017.

BY:

(1)                                 DELTA TOPCO LIMITED, a private company limited by shares incorporated in Jersey, under number 95136, whose registered office is at 1 Waverly Place, Union Street, St Helier, Jersey JE1 1SG (the “Company”).

WHEREAS:

(A)                               The Company has created and authorized the issue of 2% fixed rate unsecured exchangeable redeemable loan notes due 23 July 2019 pursuant to an unsecured loan note instrument dated 23 January 2017 as amended on 2 May 2017 (the “Instrument”).

(B)                               The Company wishes to amend the Instrument as set forth herein.

NOW THIS DEED WITNESSES as follows:

1.                                      INTERPRETATION

1.1                               In this Deed, the definitions in the Instrument shall apply unless the context requires otherwise.

1.2                               In this Deed, clause 1.2 of the Instrument shall apply unless the context requires otherwise.

2.                                      AMENDMENT OF THE INSTRUMENT

2.1                               The definition of “Exchange Date” in clause 1.1 of the Instrument is amended and restated in its entirety as follows:

““Exchange Date” means a date falling within 15 Business Days following delivery of an Exchange Notice, Mandatory Exchange Notice or Transfer Notice (but in the case of a Transfer Notice only to the extent such Transfer Notice results in the Transfer Exchange Option being applicable); provided, that, in the event the Noteholder delivers an Offering Exchange Notice, the “Exchange Date” will be a date falling within 2 Business Days following delivery of an Exchange Notice;”

2.2                               Clause 3.4 of the Instrument is hereby amended and restated in its entirety as follows:

“3.4                         The Notes when issued shall be subordinated in right of payment to the Company’s outstanding indebtedness for borrowed money, whether outstanding as of the date of this instrument or issued after the date hereof; provided, however, that the Notes shall be senior in right of payment to any of the Company’s indebtedness that is held by or owed to Liberty Media or an Affiliate of Liberty Media (other than the Company and its subsidiary undertakings). The Company agrees that (1) it will not incur or guarantee any indebtedness that is held by or owed to Liberty Media or an Affiliate of Liberty Media (other than the Company and its subsidiary undertakings) unless such indebtedness is subordinated to the Notes, (2) it will not incur or guarantee any secured indebtedness that is held by or owed to Liberty Media or an Affiliate of Liberty Media (other than the Company and its subsidiary undertakings) unless the Notes are secured on a basis that ranks senior to such indebtedness and (3) it will not permit any of its subsidiary undertakings to incur or guarantee any indebtedness that is held by or owed to Liberty Media or an Affiliate of Liberty Media (other than the Company and its subsidiary undertakings) unless such subsidiary undertakings also guarantee or become co-obligors under the Notes on a senior basis and such indebtedness of such subsidiary undertakings is subordinated to the Notes. Not later than 30 days following the incurrence or guarantee of any indebtedness covered by any of subclauses (1), (2) or (3) above, the Company shall provide a written notice to each of the Noteholders containing a brief summary of the transactions and confirming that the transactions comply with the provisions of this clause 3.4.”

2.3                               Clause 11.1 of the Instrument is hereby amended and restated in its entirety as follows:

“11.1                  All or any of the rights for the time being attached to the Notes or other provisions of this Instrument may from time to time be altered or abrogated by the Company only with the prior written consent of Noteholders Owning at least a majority in aggregate principal amount of the Notes then outstanding; provided that, following such time as the Noteholder Group of which Norges Bank is a member ceases to hold a majority of the Notes, so long as notice requesting consent under this clause 11.1 has been validly delivered to a Noteholder in accordance with Condition 10, then, to the extent that any Noteholder fails to respond in accordance with Condition 10 to such notice within 20 Business Days from the date on which such Noteholder is deemed to have received such notice, such Noteholder shall be deemed to have consented to the relevant request under this clause 11.1; provided, further, however, that no such alteration or abrogation may, without the consent of each Noteholder affected thereby:

(i)                                     change the Maturity Date of the principal of, or any installment of interest on, or waive a default in the payment of the principal of, premium, if any, or interest on, any such Note or reduce the principal amount thereof or the rate of interest thereon, or change the coin or currency in which the principal of any such Note or any premium or the interest thereon is payable;

(ii)                                  reduce the percentage in principal amount of such outstanding Notes, the consent of whose Noteholders is required for any such alteration or abrogation, or the consent of whose Noteholders is required for any waiver or compliance with certain provisions of this Instrument;

(iii)                               make any change that adversely affects the exchange rights of any Notes;

(iv)                              make any change that adversely affects the redemption provisions of any Notes;

(v)                                 consent to the assignment or transfer by the Company of any of its rights and obligations under this Instrument; or

(vi)                              amend or modify any of the provisions of this Instrument relating to the subordination of the Notes in any manner adverse to the Noteholders.

Notwithstanding the foregoing, without the consent of any Noteholders, the Company may alter or abrogate this Instrument:

(i)                                     to add to the Conditions for the benefit of the Noteholders or to surrender any right or power conferred upon the Company in this Instrument;

(ii)                                  to cure any ambiguity, or to correct or supplement any provision in this Instrument or in any supplemental deed poll that may be defective or inconsistent with any other provision in this Instrument; or

(iii)                               to make any change that would provide any additional rights or benefits to the Noteholders.

Notwithstanding anything to the contrary contained herein, any alteration, abrogation, amendment, modification or waiver of clause 3.4 or the rights thereunder shall require only the consent of Noteholders Owning at least a majority in aggregate principal amount of the Notes as determined consistently with this clause 11.1 above.

Any such alteration or abrogation shall be effected by way of deed poll executed by the Company and expressed to be supplemental to this Instrument.”

2.4                               Clause 13.2 of the Instrument is hereby amended and restated in its entirety as follows:

“13.2                  The Company shall deliver or make available to the Noteholders, within 120 days after the end of each fiscal year end, an officer’s certificate, stating whether or not, to the actual knowledge of the signers thereof, the Company has complied with all of its obligations contained in this Instrument and, if not, the certificate shall describe the noncompliance, its status and what action the Company is taking or proposes to take with respect thereto. The first certificate to be delivered pursuant to this provision shall be with respect to the first fiscal- year-end following the date of execution of this Instrument.”

2.5                               Clause 13.3 of the Instrument is hereby amended and restated in its entirety as follows:

“13.3                  The Company shall execute and deliver such further instruments and take such further acts as Holders Owning at least a majority in aggregate principal amount of the Notes then outstanding may reasonably request in order to carry out the purpose of this Instrument; provided, that requests for actions requiring the approval of all Noteholders affected by such action pursuant to clause 11.1 shall be of no force or effect unless such request has been so provided by all      such Noteholders as shall be affected by such requested action.”

2.6                               Condition 6.4 in Schedule 2 of the Instrument is amended and restated in its entirety as follows:

“6.4 Notwithstanding Sections 5, 6.1 - 6.3 and 7 herein, any Noteholder or group of Noteholders may provide notice in writing to the Company of its intention to sell some or all of the LMG Series C Stock issuable upon exchange of the Notes specified in such notice in an offering pursuant to the Transaction Shelf Registration Statement (as defined in the

Amended and Restated Shareholders Agreement, dated September 19, 2017, by and among Liberty Media and the Shareholders listed on Schedule A thereto) or in a block trade (an “Offering Exchange Notice”) and requesting that the Company waive its right to redeem such Notes pursuant to an Exchange Cash Election, Transfer Purchase Option or Mandatory Redemption Notice, if applicable. The Company shall within three (3) Business Days inform such Noteholder(s) in writing whether it elects to provide such a waiver. If the Company provides a waiver, such Noteholder(s) may within thirty (30) Business Days of the date of the waiver provide an Exchange Notice to the Company in connection with an offering or a block trade which includes the LMG Series C Stock issuable upon exchange of the Notes specified in the Offering Exchange Notice, and in the event of any such offering or block trade the Company shall cause such LMG Series C Stock in respect of such Notes to be issued by no later than the Exchange Date in order to facilitate the timely consummation of such offering or block trade.”

2.7                               Conditions 4.1, 4.3, 5.2, 6.1 and 7.1 of the Instrument are hereby amended to remove the requirement to deliver a copy of the notices referred to therein to the Holder Representative.

2.8                               Clauses 7.6 of the Instrument and Conditions 12.1(a), 12.1(c), 12.1(d)(i), 12.2(a) and 12.4 in Schedule 2 of the Instrument are hereby removed from the Instrument; provided that, if the underwriting agreement, dated September 19, 2017, relating to the sale of shares of LMG Series C Stock by the Noteholders listed therein, terminates, the foregoing provisions (excluding Clause 7.6 of the Instrument) shall remain in full force and effect solely for the benefit of the Noteholder Group of which Waddell & Reed Investment Management Company is a member.

2.9                               The Instrument shall continue to be in full force and effect except as expressly amended by this Deed.

3.                                      NOTICES

Any notice to be given to or by any Noteholder for the purposes of this Deed shall be given in accordance with the provisions of Condition 10 of the Instrument.

4.                                      GOVERNING LAW AND JURISDICTION

4.1                               This Deed and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by, and construed in accordance with, English Law.

4.2                               The courts of England are to have exclusive jurisdiction to settle any disputes (including claims for set-off and counterclaims) which may arise in connection with the creation, validity, effect, interpretation or performance, or the legal relationships established by, this Deed or otherwise arising in connection with this Deed, and for such purposes the Company and the Noteholders irrevocably submit to the jurisdiction of the English courts.

IN WITNESS of which this Deed has been executed as a deed poll and is delivered and takes effect on the date stated at the beginning of it.

EXECUTED AS A DEED	)
for and on behalf of	)
DELTA TOPCO LIMITED	)
acting by its authorized representative	)

/s/ Richard N. Baer
Director/Authorised Signatory

In the presence of:

Signature of witness:	/s/ Craig Troyer

Name of witness:	Craig Troyer

Address:	12300 Liberty Blvd.

Englewood, CO 80112 USA

Occupation:	Senior Vice President / Deputy General Counsel